Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Maryellen Thielen	Robert Block
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Reports Strong Second Quarter 2012 Earnings

NORTHBROOK, Ill., July 31, 2012 – The Allstate Corporation (NYSE: ALL) today reported financial results for the second quarter of 2012:

The Allstate Corporation Consolidated Highlights
	Three months ended June 30,
($ in millions, except per share amounts and ratios)	2012	2011	% Change
Consolidated revenues	$8,278	$8,081	2.4
Net income (loss)	423	(624)	NM
Net income (loss) per diluted share	0.86	(1.19)	NM
Operating income (loss)*	432	(647)	NM
Operating income (loss) per diluted share*	0.87	(1.24)	NM
Book value per share	39.73	35.21	12.8
Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities*	35.81	33.12	8.1
Catastrophe losses	819	2,339	(65.0)
Property-Liability combined ratio	98.0	123.3	(25.3	) pts
Property-Liability combined ratio excluding the effect of catastrophes, prior year reserve reestimates, business combination expenses and the amortization of purchased intangible assets (“underlying combined ratio”)*	86.3	87.5	(1.2	) pts

NM = not meaningful

*              Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure and operating measures are defined in the “Definitions of Non-GAAP and Operating Measures” section of this document.

“We made good progress this quarter on our 2012 operating priorities of maintaining auto profitability, improving returns in homeowners insurance and annuities, growing insurance premiums, and proactively managing our investments and capital,” said Thomas J. Wilson, chairman, president and chief executive officer of The Allstate Corporation. “We improved our underlying margins in both auto and homeowners insurance.  Our investment portfolio generated solid returns in a challenging interest rate environment.  During the quarter, we repurchased 8.2 million shares of common stock for $275 million.  With an increase in book value per share of 9.8% since year-end 2011 and a dividend yield around 2.5%, we are generating solid value for our shareholders.

“Our strategy of offering unique products to different customer segments continued to show positive results,” Wilson said.  “Overall, we grew insurance premiums in the second quarter despite the negative impact of raising returns in homeowners insurance.  Total Allstate brand premiums written grew compared to last year as higher average homeowners premiums and growth in emerging businesses more than offset a decline in Allstate brand homeowners and standard auto policies.  Allstate Financial increased unit sales of life insurance through our Allstate agency channel.  Esurance’s premium growth accelerated with its policies in force increasing 13.5% since year-end 2011.  Encompass premiums written increased 5.9% compared to prior year on the strength of improved package policy sales.”

Consolidated Results

Net income for the quarter was $423 million, or $0.86 per diluted share, compared to a net loss of $624 million, or a loss of $1.19 per diluted share in the second quarter of 2011.  The increase in operating income of $1.1 billion was the primary driver of the improvement in net income.  For the quarter, operating income was $432 million, or $0.87 per diluted share versus an operating loss of $647 million, or a loss of $1.24 per diluted share for the second quarter of 2011.  The increase in operating income was due to lower catastrophe losses and an improvement in the underlying property-liability combined ratio.  Return on equity was 11.0% on a net income basis and 11.4%* on an operating income basis.

Property-Liability Premiums Grow while Profits Improve

Allstate’s priority to grow premiums showed positive results in the second quarter.  Total property-liability premiums written* of $6.86 billion grew 3.8% from the second quarter of 2011 due to the acquisition of Esurance in early October 2011 and to a lesser extent, growth in both the Allstate and Encompass brands.  Allstate brand standard auto premiums written declined slightly from the prior year quarter as an expected reduction in units was partially offset by an increase in average premium.  Allstate brand homeowners, Emerging Businesses and Encompass contributed to the positive premiums written growth in the second quarter.  Overall policies in force declined by 0.6% from year-end 2011 as reductions in Allstate brand standard auto and homeowners were partially offset by growth in Canada, Emerging Businesses, Encompass and Esurance.

Allstate continued to execute successfully on its strategy to maintain auto margins while improving homeowners returns.  In the second quarter, the property-liability combined ratio was 98.0 compared to 123.3 in the prior year quarter.  The underlying combined ratio was 86.3, an improvement of 1.2 points from the second quarter of 2011 and below the outlook range of 88 to 91 for the full year 2012.  Catastrophe losses of $819 million in the quarter were substantial, but were significantly less than the catastrophe losses of $2.3 billion incurred in last year’s second quarter.

For Allstate brand standard auto, the combined ratio was 95.5, an improvement of 2.8 points from the second quarter of 2011.  The underlying combined ratio for Allstate brand standard auto of 93.4 improved slightly from the second quarter of 2011 as implemented rate actions essentially matched the increase in loss costs.  Allstate brand homeowners combined ratio was 104.9 for the second quarter, a significant improvement from the combined ratio of 193.3 in the prior year quarter, driven by lower catastrophe losses and continued improvement in the underlying margin.  For the second quarter, the underlying combined ratio was 64.6, 4.8 points better than the 69.4 underlying combined ratio recorded in the prior year quarter, reflecting the impact of implemented rate changes as well as moderating loss costs.  Also contributing to the second quarter’s positive results were improvements in the underlying margins for the other personal lines which comprise Emerging Businesses.

Allstate Financial Results Consistent with Strategy Execution

Allstate Financial continued to make progress on improving returns on attributed equity and shifting its focus to underwritten products from spread-based products.  Net income for the second quarter was $132 million, a $29 million decline from the prior year quarter driven by lower net realized capital gains.  Operating income increased 2.2% to $138 million in the second quarter of 2012, helped by the inclusion of equity method limited partnership results in operating income this year as well as lower crediting rates that were partially offset by worse mortality in both life insurance and annuities, lower yields on fixed income securities, and the continued managed reduction in spread business.

Premiums and contract charges on underwritten products totaled $540 million in the second quarter, an increase of 3.1% from the prior year period.  Consistent with the strategic direction to reduce Allstate Financial’s annuity business, contractholder funds declined by $771 million from March 31, 2012 and $1.5 billion from year-end 2011.  Allstate agencies increased life unit sales, with issued policies growing 2.5% in the second quarter compared to the prior year quarter.

Proactive Management Drives Investment Results

Allstate delivered solid total returns on investments, reflecting continued proactive management of investment risk and return.  We remain focused on balancing yield and return considerations in this low rate environment, favoring corporate credit over Treasuries and equities, and intermediate over long-dated maturities.

Allstate’s consolidated investment portfolio totaled $97.3 billion at June 30, 2012 compared to $95.6 billion at December 31, 2011, as solid investment returns and operating cash flow more than offset the impact of the ongoing managed reduction in Allstate Financial’s liabilities.  For the second quarter of 2012, net investment income was $1.0 billion and total portfolio yield was 4.6%, higher than the second quarter of 2011 and consistent with the first quarter of 2012.  Inclusion of equity method limited partnership results in 2012, along with a higher amount, were the primary drivers of the favorable variance to the prior year quarter.  Excluding the limited partnership results, second quarter 2012 net investment income and portfolio yield were lower than the prior year, consistent with the reduction in Allstate Financial’s liabilities and lower reinvestment rates.

Pre-tax net realized capital gains for the second quarter of 2012 were $27 million compared to $57 million in the second quarter of 2011.  Realized capital gains in the second quarter of 2012 reflect lower gains from sales of fixed income and equity securities and included lower impairment write-downs than last year’s second quarter and derivative gains compared to losses in the prior year quarter.  Pre-tax net unrealized capital gains were $4.2 billion at June 30, 2012 compared to $2.9 billion at December 31, 2011, as a result of lower interest rates, tightened credit spreads and higher equity values.

Book Value per Share Increased 3% Sequentially; Repurchased $275 Million in Shares

“We continue to focus on effective capital management as a key priority,” said Steve Shebik, chief financial officer.  “In the second quarter, Allstate repurchased shares worth $275 million, bringing total purchases to $681 million under the current $1 billion authorization.  With our strong operating performance, increased portfolio valuation and an active share repurchase program, book value per diluted share increased to $39.73.”

Book value per diluted share increased 3% from March 31, 2012, 9.8% from year-end 2011, and 12.8% from June 30, 2011.

Statutory surplus at June 30, 2012 was an estimated $16.5 billion for the combined insurance operating companies.  Property-liability surplus was an estimated $12.9 billion with Allstate Financial companies accounting for the remainder.  Deployable assets at the holding company level were $2.3 billion at June 30, 2012.  Also during the quarter, Allstate maintained its dividend of $0.22 per share.

*     *     *     *     *

Visit www.allstateinvestors.com to view additional information about Allstate’s results, including a webcast of its quarterly conference call and the presentation discussed on the call.  The conference call will be held at 9 a.m. ET on Wednesday, August 1st.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, serving approximately 16 million households through its Allstate, Encompass, Esurance and Answer Financial brand names and Allstate Financial business segment.  Allstate branded insurance products (auto, home, life and retirement) and services are offered through Allstate agencies, independent agencies, and Allstate exclusive financial representatives, as well as via www.allstate.com and 1-800 Allstate®, and are widely known through the slogan “You’re In Good Hands With Allstate®.”

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Revenues
Property-liability insurance premiums	$6,666	$6,457	$13,296	$12,905
Life and annuity premiums and contract charges	559	547	1,112	1,116
Net investment income	1,026	1,020	2,037	2,002
Realized capital gains and losses:
Total other-than-temporary impairment losses	(69)	(82)	(156)	(238)
Portion of loss recognized in other comprehensive income	19	(4)	23	(31)
Net other-than-temporary impairment losses recognized in earnings	(50)	(86)	(133)	(269)
Sales and other realized capital gains and losses	77	143	328	422
Total realized capital gains and losses	27	57	195	153

	8,278	8,081	16,640	16,176

Costs and expenses
Property-liability insurance claims and claims expense	4,810	6,355	9,149	10,831
Life and annuity contract benefits	462	422	901	876
Interest credited to contractholder funds	366	417	744	835
Amortization of deferred policy acquisition costs	942	960	1,921	1,944
Operating costs and expenses	996	868	2,013	1,768
Restructuring and related charges	10	11	16	20
Interest expense	93	91	188	183
	7,679	9,124	14,932	16,457

Gain (loss) on disposition of operations	3	7	6	(13)

Income (loss) from operations before income tax expense (benefit)	602	(1,036)	1,714	(294)

Income tax expense (benefit)	179	(412)	525	(194)

Net income (loss)	$423	$(624)	$1,189	$(100)

Earnings per share:

Net income (loss) per share - Basic	$0.86	$(1.19)	$2.40	$(0.19)

Weighted average shares - Basic	490.6	523.1	494.9	528.2

Net income (loss) per share - Diluted	$0.86	$(1.19)	$2.39	$(0.19)

Weighted average shares - Diluted	493.8	523.1	497.9	528.2

Cash dividends declared per share	$0.22	$0.21	$0.44	$0.42

THE ALLSTATE CORPORATION

SEGMENT RESULTS

($ in millions, except ratios)	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011
Property-Liability

Premiums written	$6,864	$6,611	$13,327	$12,826

Premiums earned	$6,666	$6,457	$13,296	$12,905
Claims and claims expense	(4,810)	(6,355)	(9,149)	(10,831)
Amortization of deferred policy acquisition costs	(865)	(867)	(1,743)	(1,731)
Operating costs and expenses	(847)	(726)	(1,731)	(1,495)
Restructuring and related charges	(10)	(11)	(16)	(22)
Underwriting income (loss)	134	(1,502)	657	(1,174)
Net investment income	352	310	665	594
Periodic settlements and accruals on non-hedge derivative instruments	(2)	(3)	(3)	(7)
Business combination expenses and the amortization of purchased
intangible assets	26	--	73	--
Income tax (expense) benefit on operations	(153)	463	(434)	282
Operating income (loss)	357	(732)	958	(305)

Realized capital gains and losses, after-tax	12	(6)	136	32
Reclassification of periodic settlements and accruals on non-hedge
derivative instruments, after-tax	1	1	2	4
Business combination expenses and the amortization of purchased
intangible assets, after-tax	(16)	--	(47)	--
Net income (loss)	$354	$(737)	$1,049	$(269)

Catastrophe losses	$819	$2,339	$1,078	$2,672

Operating ratios:
Claims and claims expense ratio	72.2	98.4	68.8	83.9
Expense ratio	25.8	24.9	26.3	25.2
Combined ratio	98.0	123.3	95.1	109.1
Effect of catastrophe losses on combined ratio	12.3	36.2	8.1	20.7
Effect of prior year reserve reestimates on combined ratio	(2.4)	(0.7)	(2.7)	(0.7)
Effect of catastrophe losses included in prior year reserve reestimates
on combined ratio	(1.4)	(0.3)	(1.9)	(0.4)
Effect of business combination expenses and the amortization of
purchased intangible assets on combined ratio	0.4	--	0.6	--
Effect of Discontinued Lines and Coverages on combined ratio	0.1	0.1	0.1	0.1
Allstate Financial
Investments	$57,734	$59,659	$57,734	$59,659
Premiums and contract charges	$559	$547	$1,112	$1,116
Net investment income	663	694	1,350	1,378
Periodic settlements and accruals on non-hedge derivative instruments	15	19	30	36
Contract benefits	(462)	(422)	(901)	(876)
Interest credited to contractholder funds	(362)	(412)	(730)	(837)
Amortization of deferred policy acquisition costs	(76)	(87)	(162)	(182)
Operating costs and expenses	(135)	(135)	(277)	(267)
Restructuring and related charges	--	--	--	2
Income tax expense on operations	(64)	(69)	(134)	(122)
Operating income	138	135	288	248

Realized capital gains and losses, after-tax	5	40	(9)	65
Valuation changes on embedded derivatives that are not hedged, after-tax	(3)	(3)	(9)	5
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not
hedged, after-tax	--	(5)	(10)	(27)
DAC and DSI unlocking relating to realized capital gains and losses, after-tax	--	--	--	3
Reclassification of periodic settlements and accruals on non-hedge
derivative instruments, after-tax	(10)	(11)	(20)	(23)
Gain (loss) on disposition of operations, after-tax	2	5	4	(8)
Net income	$132	$161	$244	$263

Corporate and Other
Net investment income	$11	$16	$22	$30
Operating costs and expenses	(107)	(98)	(193)	(189)
Income tax benefit on operations	33	32	67	63
Operating loss	(63)	(50)	(104)	(96)
Realized capital gains and losses, after-tax	--	2	--	2
Net loss	$(63)	$(48)	$(104)	$(94)

Consolidated net income (loss)	$423	$(624)	$1,189	$(100)

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value data)	June 30,	December 31,
	2012	2011
Assets	(unaudited)
Investments:
Fixed income securities, at fair value (amortized cost 73,925 and $73,379)	$77,926	$76,113
Equity securities, at fair value (cost $3,430 and $4,203)	3,681	4,363
Mortgage loans	6,928	7,139
Limited partnership interests	4,694	4,697
Short-term, at fair value (amortized cost $1,867 and $1,291)	1,867	1,291
Other	2,224	2,015
Total investments	97,320	95,618

Cash	571	776
Premium installment receivables, net	4,929	4,920
Deferred policy acquisition costs	3,644	3,871
Reinsurance recoverables, net	7,120	7,251
Accrued investment income	846	826
Deferred income taxes	--	722
Property and equipment, net	909	914
Goodwill	1,242	1,242
Other assets	2,164	2,069
Separate Accounts	6,790	6,984
Total assets	$125,535	$125,193

Liabilities
Reserve for property-liability insurance claims and claims expense	$20,395	$20,375
Reserve for life-contingent contract benefits	14,640	14,406
Contractholder funds	40,832	42,332
Unearned premiums	10,085	10,057
Claim payments outstanding	813	827
Deferred income taxes	53	--
Other liabilities and accrued expenses	6,394	5,978
Long-term debt	6,058	5,908
Separate Accounts	6,790	6,984
Total liabilities	106,060	106,867

Equity
Preferred stock, $1 par value, 25 million shares authorized, none issued	--	--
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 486 million and 501 million shares outstanding	9	9
Additional capital paid-in	3,154	3,189
Retained income	32,880	31,909
Deferred ESOP expense	(41)	(43)
Treasury stock, at cost (414 million and 399 million shares)	(17,272)	(16,795)
Accumulated other comprehensive income:
Unrealized net capital gains and losses:
Unrealized net capital losses on fixed income securities with OTTI	(105)	(174)
Other unrealized net capital gains and losses	2,859	2,041
Unrealized adjustment to DAC, DSI and insurance reserves	(684)	(467)
Total unrealized net capital gains and losses	2,070	1,400
Unrealized foreign currency translation adjustments	58	56
Unrecognized pension and other postretirement benefit cost	(1,383)	(1,427)
Total accumulated other comprehensive income	745	29
Total shareholders’ equity	19,475	18,298
Noncontrolling interest	--	28
Total equity	19,475	18,326
Total liabilities and equity	$125,535	$125,193

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)	Six months ended June 30,
	2012	2011
Cash flows from operating activities	(unaudited)
Net income (loss)	$1,189	$(100)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and other non-cash items	201	89
Realized capital gains and losses	(195)	(153)
(Gain) loss on disposition of operations	(6)	13
Interest credited to contractholder funds	744	835
Changes in:
Policy benefits and other insurance reserves	(377)	665
Unearned premiums	27	(87)
Deferred policy acquisition costs	6	60
Premium installment receivables, net	(9)	(22)
Reinsurance recoverables, net	27	(40)
Income taxes	341	(226)
Other operating assets and liabilities	(174)	226
Net cash provided by operating activities	1,774	1,260
Cash flows from investing activities
Proceeds from sales
Fixed income securities	9,918	14,140
Equity securities	1,275	854
Limited partnership interests	796	335
Mortgage loans	11	65
Other investments	88	109
Investment collections
Fixed income securities	2,141	2,385
Mortgage loans	458	308
Other investments	39	92
Investment purchases
Fixed income securities	(12,345)	(13,934)
Equity securities	(290)	(781)
Limited partnership interests	(664)	(765)
Mortgage loans	(267)	(536)
Other investments	(243)	(146)
Change in short-term investments, net	(392)	1,166
Change in other investments, net	(57)	(170)
Purchases of property and equipment, net	(116)	(106)
Disposition of operations	--	(1)
Net cash provided by investing activities	352	3,015
Cash flows from financing activities
Proceeds from issuance of long-term debt	493	--
Repayment of long-term debt	(351)	(1)
Contractholder fund deposits	1,005	1,120
Contractholder fund withdrawals	(2,665)	(4,508)
Dividends paid	(215)	(218)
Treasury stock purchases	(583)	(544)
Shares reissued under equity incentive plans, net	26	17
Excess tax benefits on share-based payment arrangements	4	(3)
Other	(45)	(7)
Net cash used in financing activities	(2,331)	(4,144)
Net (decrease) increase in cash	(205)	131
Cash at beginning of period	776	562
Cash at end of period	$571	$693

Definitions of Non-GAAP and Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP and operating financial measures.  Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Operating income (loss) is net income (loss), excluding:

•  realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in operating income (loss),

•  valuation changes on embedded derivatives that are not hedged, after-tax,

•  amortization of DAC and deferred sales inducements (DSI), to the extent they resulted from the recognition of certain realized capital gains and losses or valuation changes on embedded derivatives that are not hedged, after-tax,

•  business combination expenses and the amortization of purchased intangible assets, after-tax,

•  gain (loss) on disposition of operations, after-tax, and

•  adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income (loss) is the GAAP measure that is most directly comparable to operating income (loss).

We use operating income (loss) as an important measure to evaluate our results of operations.  We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, valuation changes on embedded derivatives that are not hedged, business combination expenses and the amortization of purchased intangible assets, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items.  Realized capital gains and losses, valuation changes on embedded derivatives that are not hedged and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process.  Consistent with our intent to protect results or earn additional income, operating income (loss) includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes.  These instruments are used for economic hedges and to replicate fixed income securities, and by including them in operating income (loss), we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g., net investment income and interest credited to contractholder funds) or replicated investments.  Business combination expenses are excluded because they are non-recurring in nature and the amortization of purchased intangible assets is excluded because it relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends.  Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends.  Accordingly, operating income (loss) excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business.  A byproduct of excluding these items to determine operating income (loss) is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods.  Operating income (loss) is used by management along with the other components of net income (loss) to assess our performance.  We use adjusted measures of operating income (loss) and operating income (loss) per diluted share in incentive compensation.  Therefore, we believe it is useful for investors to evaluate net income (loss), operating income (loss) and their components separately and in the aggregate when reviewing and evaluating our performance.  We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income (loss) results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance.  We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income (loss) as the denominator.  Operating income (loss) should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of our business.

The following tables reconcile operating income (loss) and net income (loss).

($ in millions, except per share data)	For the three months ended June 30,
	Property-Liability		Allstate Financial		Consolidated		Per diluted share
	2012	2011	2012	2011	2012	2011	2012	2011
Operating income (loss)	$357	$(732)	$138	$135	$432	$(647)	$0.87	$(1.24)
Realized capital gains and losses	19	(8)	8	62	27	57
Income tax (expense) benefit	(7)	2	(3)	(22)	(10)	(21)
Realized capital gains and losses, after-tax	12	(6)	5	40	17	36	0.04	0.07
Valuation changes on embedded derivatives that are not hedged, after-tax	--	--	(3)	(3)	(3)	(3)	(0.01)	(0.01)
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	--	--	--	(5)	--	(5)	--	(0.01)
DAC and DSI unlocking relating to realized capital gains and losses, after-tax	--	--	--	--	--	--	--	--
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	1	1	(10)	(11)	(9)	(10)	(0.02)	(0.02)
Business combination expenses and the amortization of purchased intangible assets, after-tax	(16)	--	--	--	(16)	--	(0.03)	--
Gain on disposition of operations, after-tax	--	--	2	5	2	5	0.01	0.02
Net income (loss)	$354	$(737)	$132	$161	$423	$(624)	$0.86	$(1.19)

	For the six months ended June 30,
	Property-Liability		Allstate Financial		Consolidated		Per diluted share
	2012	2011	2012	2011	2012	2011	2012	2011
Operating income (loss)	$958	$(305)	$288	$248	$1,142	$(153)	$2.29	$(0.29)
Realized capital gains and losses	208	49	(13)	101	195	153
Income tax (expense) benefit	(72)	(17)	4	(36)	(68)	(54)
Realized capital gains and losses, after-tax	136	32	(9)	65	127	99	0.26	0.19
Valuation changes on embedded derivatives that are not hedged, after-tax	--	--	(9)	5	(9)	5	(0.02)	0.01
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	--	--	(10)	(27)	(10)	(27)	(0.02)	(0.05)
DAC and DSI unlocking relating to realized capital gains and losses, after-tax	--	--	--	3	--	3	--	0.01
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	2	4	(20)	(23)	(18)	(19)	(0.04)	(0.04)
Business combination expenses and the amortization of purchased intangible assets, after-tax	(47)	--	--	--	(47)	--	(0.09)	--
Gain (loss) on disposition of operations, after-tax	--	--	4	(8)	4	(8)	0.01	(0.02)
Net income (loss)	$1,049	$(269)	$244	$263	$1,189	$(100)	$2.39	$(0.19)

Operating income (loss) return on shareholders’ equity is a ratio that uses a non-GAAP measure.  It is calculated by dividing the rolling 12-month operating income (loss) by the average of shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses.  Return on shareholders’ equity is the most directly comparable GAAP measure.  We use operating income (loss) as the numerator for the same reasons we use operating income (loss), as discussed above.  We use average shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of shareholders’ equity primarily attributable to the company’s earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process.  We use it to supplement our evaluation of net income (loss) and return on shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period.  We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with net income (loss) return on shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management.  In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends.  A byproduct of excluding the items noted above to determine operating income (loss) return on shareholders’ equity from return on shareholders’ equity is the transparency and understanding of their significance to return on shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods.  Therefore, we believe it is useful for investors to have operating income (loss) return on shareholders’ equity and return on shareholders’ equity when evaluating our performance.  We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income (loss) return on shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital.  Operating income (loss) return on shareholders’ equity should not be considered as a substitute for return on shareholders’ equity and does not reflect the overall profitability of our business.

The following table reconciles return on shareholders’ equity and operating income return on shareholders’ equity.

($ in millions)	For the twelve months ended June 30,
	2012	2011
Return on shareholders’ equity
Numerator:
Net income	$2,076	$554
Denominator:
Beginning shareholders’ equity	$18,382	$17,619
Ending shareholders’ equity	19,475	18,382
Average shareholders’ equity	$18,929	$18,001
Return on shareholders’ equity	11.0%	3.1%

	For the twelve months ended June 30,
	2012	2011
Operating income return on shareholders’ equity
Numerator:
Operating income	$1,957	$555

Denominator:
Beginning shareholders’ equity	$18,382	$17,619
Unrealized net capital gains and losses	1,475	312
Adjusted beginning shareholders’ equity	16,907	17,307
Ending shareholders’ equity	19,475	18,382
Unrealized net capital gains and losses	2,070	1,475
Adjusted ending shareholders’ equity	17,405	16,907
Average adjusted shareholders’ equity	$17,156	$17,107
Operating income return on shareholders’ equity	11.4%	3.2%

Underwriting income (loss) is calculated as premiums earned, less claims and claims expense (“losses”), amortization of DAC, operating costs and expenses and restructuring and related charges as determined using GAAP.  Management uses this measure in its evaluation of the results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results.  It is also an integral component of incentive compensation.  It is useful for investors to evaluate the components of income separately and in the aggregate when reviewing performance.   Net income (loss) is the most directly comparable GAAP measure.  Underwriting income (loss) should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of our business.  A reconciliation of Property-Liability underwriting income (loss) to net income (loss) is provided in the “Segment Results” page.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates, business combination expenses and the amortization of purchased intangible assets (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, the effect of business combination expenses and the amortization of purchased intangible assets on the combined ratio.  We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates, business combination expenses and the amortization of purchased intangible assets.  Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio.  Prior year reserve reestimates are caused by unexpected loss development on historical reserves.  Business combination expenses and the amortization of purchased intangible assets primarily relate to the acquisition purchase price and are not indicative of our underlying insurance business results or trends.   We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance.  We also provide it to facilitate a comparison to our outlook on the underlying combined ratio.  The most directly comparable GAAP measure is the combined ratio.  The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.

A reconciliation of the Property-Liability underlying combined ratio to the Property-Liability combined ratio is provided in the following table.

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Combined ratio excluding the effect of catastrophes, prior year reserve reestimates, business combination expenses and the amortization of purchased intangible assets (“underlying combined ratio”)	86.3	87.5	87.2	88.7
Effect of catastrophe losses	12.3	36.2	8.1	20.7
Effect of prior year non-catastrophe reserve reestimates	(1.0)	(0.4)	(0.8)	(0.3)
Effect of business combination expense and the amortization of purchased intangible assets	0.4	--	0.6	--
Combined ratio	98.0	123.3	95.1	109.1

Effect of prior year catastrophe reserve reestimates	(1.4)	(0.3)	(1.9)	(0.4)

Underwriting margin is calculated as 100% minus the combined ratio.

The Property-Liability underlying combined ratio by brand is provided in the following table.

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Allstate brand	85.1	87.1	86.0	88.4
Encompass brand	97.0	96.3	96.8	94.7
Esurance brand	106.0	--	107.5	--

In this news release, we provide our outlook range on the Property-Liability 2012 underlying combined ratio.  A reconciliation of this measure to the combined ratio is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes.  Future prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.

A reconciliation of the Allstate brand standard auto underlying combined ratio to the Allstate brand standard auto combined ratio is provided in the following table.

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Underlying combined ratio	93.4	93.7	94.2	94.2
Effect of catastrophe losses	3.9	6.7	2.6	3.6
Effect of prior year non-catastrophe reserve reestimates	(1.8)	(2.1)	(1.4)	(1.1)
Combined ratio	95.5	98.3	95.4	96.7

Effect of prior year catastrophe reserve reestimates	(0.2)	(0.1)	(0.2)	(0.2)

A reconciliation of the Allstate brand homeowners underlying combined ratio to the Allstate brand homeowners combined ratio is provided in the following table.

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Underlying combined ratio	64.6	69.4	65.8	71.7
Effect of catastrophe losses	40.2	123.2	26.4	70.6
Effect of prior year non-catastrophe reserve reestimates	0.1	0.7	0.4	0.2
Combined ratio	104.9	193.3	92.6	142.5

Effect of prior year catastrophe reserve reestimates	(3.6)	(0.4)	(6.1)	(1.4)

Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a ratio that uses a non-GAAP measure.  It is calculated by dividing shareholders’ equity after excluding the impact of unrealized net capital gains and losses on fixed income securities and related DAC, DSI and life insurance reserves by total shares outstanding plus dilutive potential shares outstanding.  We use the trend in book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, in conjunction with book value per share to identify and analyze the change in net worth attributable to management efforts between periods.  We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers.  We note that book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a measure commonly used by insurance investors as a valuation technique.  Book value per share is the most directly comparable GAAP measure.  Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, should not be considered as a substitute for book value per share, and does not reflect the recorded net worth of our business.  The following table shows the reconciliation.

($ in millions, except per share data)	As of June 30,
	2012	2011
Book value per share
Numerator:
Shareholders’ equity	$19,475	$18,382
Denominator:
Shares outstanding and dilutive potential shares outstanding	490.2	522.0
Book value per share	$39.73	$35.21

Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities
Numerator:
Shareholders’ equity	$19,475	$18,382
Unrealized net capital gains and losses on fixed income securities	1,919	1,091
Adjusted shareholders’ equity	$17,556	$17,291
Denominator:
Shares outstanding and dilutive potential shares outstanding	490.2	522.0
Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities	$35.81	$33.12

Premiums written is the amount of premiums charged for policies issued during a fiscal period.  Premiums earned is a GAAP measure.  Premiums are considered earned and are included in financial results on a pro-rata basis over the policy period.  The portion of premiums written applicable to the unexpired terms of the policies is recorded as unearned premiums on our Condensed Consolidated Statements of Financial Position.  A reconciliation of premiums written to premiums earned is presented in the following table.

($ in millions)	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Property-Liability premiums written	$6,864	$6,611	$13,327	$12,826
(Increase) decrease in unearned premiums	(198)	(165)	(31)	69
Other	--	11	--	10
Property-Liability premiums earned	$6,666	$6,457	$13,296	$12,905

Forward-Looking Statements and Risk Factors

This news release contains forward-looking statements about our outlook for the Property-Liability combined ratio excluding the effect of catastrophes, prior year reserve reestimates, business combination expenses, and the amortization of purchased intangible assets for 2012.  These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management’s estimates, assumptions and projections.  Actual results may differ materially from those projected based on the risk factors described below.

•                  Premiums written and premiums earned, the denominator of the underlying combined ratio, may be materially less than projected.  Policyholder attrition may be greater than anticipated resulting in a lower amount of insurance in force.

•                  Unanticipated increases in the severity or frequency of standard auto insurance claims may adversely affect our underwriting results.  Changes in the severity or frequency of claims may affect the profitability of our Allstate Protection segment.  Changes in bodily injury claim severity are driven primarily by inflation in the medical sector of the economy and litigation.  Changes in auto physical damage claim severity are driven primarily by inflation in auto repair costs, auto parts prices and used car prices.  The short-term level of claim frequency we experience may vary from period to period and may not be sustainable over the longer term.  A decline in gas prices, increase in miles driven, and higher unemployment are examples of factors leading to a short-term frequency change.  A significant long-term increase in claim frequency could have an adverse effect on our underwriting results.

We undertake no obligation to publicly correct or update any forward-looking statements.  This news release contains unaudited financial information.

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